Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This SEPARATION AND GENERAL RELEASE AGREEMENT (this “Agreement”) is entered into between Michael DiGregorio (“Executive”) and Korn/Ferry International, a Delaware corporation (the “Company”) and is dated as of February 17, 2012 (the “Agreement Date”). Reference is made to that certain Employment Agreement, dated April 30, 2009, between Executive and the Company (the “Employment Agreement”).

In consideration of the mutual covenants undertaken and releases contained in this Agreement, Executive and the Company hereby acknowledge and agree as follows:

1. Separation. The Company and Executive hereby agree that Executive’s last day of employment with the Company shall be February 29, 2012 (the “Separation Date”). The Company and Executive further agree that effective as of February 21, 2012, Executive hereby resigns his positions as Executive Vice President and Chief Financial Officer of the Company, as well as any other positions that Executive may hold as an officer and/or director of the Company or any of its subsidiaries or affiliates. During the period from February 21, 2012 through the Separation Date, Executive shall remain as an employee of the Company for the purpose of transitioning his duties to the individual(s) who shall be assuming those duties going forward. Executive’s coverage under the Company’s medical and dental benefit plans will terminate 30 days after the Separation Date. Executive shall have the option to convert and continue Executive’s medical and dental benefits coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Information regarding Executive’s medical and dental benefits continuation rights under COBRA (including costs for such coverage) will be provided to Executive in a separate letter.

2. Separation Pay. Notwithstanding Executive’s separation with the Company, and conditioned upon Executive’s execution, nonrevocation of and compliance with this Agreement, including the releases that form a material part of this Agreement, which Agreement shall have become effective and irrevocable within forty-five (45) days of the Agreement Date, and, contingent upon this Agreement becoming so effective and the Executive’s continued compliance with Section 5, the Company shall provide Executive with the following, in accordance with Section 6(d) of the Employment Agreement (each applicable payment, a “Separation Payment” and all of the payments together, the “Total Separation Payment Amount”):

(a) a cash payment in the amount of $296,875, which is a pro rata portion of Executive’s target annual cash incentive award established for fiscal 2012, payable on or before March 9, 2012;

(b) a cash payment equal to $475,000, payable in equal semi-monthly installments over a period of twelve (12) months after the Separation Date according to the Company’s regular payroll schedule, which the first such payment being made with the payroll immediately following his final payroll payment as an active employee of the Company. The payments shall be made via direct deposit, to the same account utilized by the Executive for the receipt of payments during his employment with the Company, or to any other such account as Executive may subsequently direct. In the event that the Company receives inquiries regarding Executive’s employment status during the period that Executive is receiving payments pursuant to this Section 2(b), the Company shall inform the maker of the inquiry that Executive receives semi-monthly payments from the Company in the gross amount of $19,791.67;

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(c) for up to eighteen (18) months after the Separation Date, to the extent Executive and/or Executive’s covered dependent(s) continue to participate in the Company’s group health plan(s) pursuant to COBRA, reimbursement of COBRA coverage premiums paid by Executive and Executive’s covered dependent(s) so that Executive and Executive’s covered dependent(s) enjoy coverage at the same benefit level and to the same extent and for the same effective contribution, if any, as participation is available to other executive officers of the Company;

(d) the portion of Executive’s unvested stock options and restricted stock awards detailed on Exhibit A hereto will become fully vested as of the Separation Date, and all such vested stock options held by Executive shall remain exercisable until February 29, 2014 and

(e) Executive shall, on the Separation Date, receive the number of Performance Shares set forth on Exhibit A.

In addition to the foregoing, Executive will be entitled to retain his Company-issued laptop computer and Blackberry. Prior to the Separation Date, Executive and the Company’s Information Technology (IT) department shall make arrangements for the IT department to inspect Executive’s computer and Blackberry to ensure that after Executive is no longer providing services to the Company, Executive no longer has access to the Company’s Confidential Information (as defined below) and has not retained any Confidential Information.

Executive shall not be entitled to any payments and benefits under this Section 2 (or continued payment or provision thereof, if applicable) on or after the date, if any, during the twelve (12) months following the Separation Date (the “Restricted Period”), that Executive (i) breaches or otherwise fails to comply with any of Executive’s obligations under Section 5 of this Agreement, or (ii) Executive elects to, directly or indirectly, (A) own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of any of the following: Heidrick & Struggles, Manpower, Kelly Services, Spencer Stuart, Russell Reynolds, Egon Zender and/or Spherion; provided that the foregoing shall not be applicable to the ownership of not more than 1% of the publicly traded equity securities of any of the foregoing or to the indirect ownership of any of the foregoing through the ownership of mutual funds; or (B) request or advise any of the clients, vendors or other business contacts of the Company with which Executive had contact while employed by the Company to withdraw, curtail, cancel or not increase their business with the Company. Executive agrees to notify the Company of each employment or consulting engagement he accepts during the Restricted Period (including the name and address of the hiring party) and will, upon request by the Company, describe in reasonable detail the nature of his duties in each such position. Except as set forth herein, the Executive shall have no further rights to any compensation or any other benefits under this Agreement or the Employment Agreement from and after the Separation Date.

3. No Other Compensation Except for Earned Compensation Through Separation Date and Vested Benefits Under Benefit Plans. Executive acknowledges and agrees that as of the Separation Date, except as otherwise expressly provided in this Agreement, Executive shall not be entitled to receive or be eligible for any payments, severance or sums from the Company under any offer letter, employment agreement, plan or otherwise with respect to Executive’s

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employment with the Company and/or the termination of Executive’s employment with the Company, and no compensation, severance or other benefits shall accrue beyond the Separation Date; provided, however, that (a) the Company shall pay Executive all compensation to which he is entitled through the Separation Date according to the Company’s regular payroll schedule; and (b) Executive will receive such vested benefits as Executive may be entitled to receive under any benefit plan or program of the Company with respect to which Executive is a participant as of the Separation Date, in accordance with and subject to the terms and conditions of such plans and programs.

4. Reimbursement of Expenses; Offset for Personal Charges on Corporate Credit Cards. Following the Separation Date, the Executive shall receive payment from the Company of any expenses properly incurred and owed to the Executive under Section 5(b) of the Employment Agreement, payable in accordance with the Company’s expense reimbursement policy. To the extent that Executive has any unpaid balances from any Company corporate credit card as of the Separation Date which the Company is not required to pay or reimburse under the Company’s business expense policy in effect as of the Separation Date, Executive hereby authorizes the Company (to the fullest extent permitted by applicable law) to apply and offset any and all such unpaid balances against any sums otherwise payable or reimbursable to Executive, and agrees to execute any additional forms/documents necessary to allow the Company to do so.

5. Surviving Covenants.

(a) Under this Agreement, the term “Surviving Covenants” shall mean and include all of the following: (i) all obligations of Executive under that certain “Agreement to Protect Confidential Information” signed by Executive, attached as Exhibit B; (ii) all obligations of Executive under provisions relating to confidentiality and the non-solicitation of clients and employees after termination of employment which are contained in any written offer letter or written employment agreement signed by Executive prior to the Separation Date and which are valid and enforceable under applicable law, attached as Exhibit C; (iii) all obligations of Executive under any and all written policies of the Company which are expressly binding on the Company’s employees as of the Separation Date after termination of employment; (iv) all obligations applicable to Executive under any benefit plan or program of the Company with respect to which Executive is a participant as of the Separation Date, as set forth in such plans and benefits, to the extent such obligations are stated to or otherwise intended to apply after termination of employment; and (v) all obligations set forth in Section 5(b), below. Executive acknowledges and agrees that all of the Surviving Covenants shall remain in full force and effect after the execution and delivery of this Agreement and after the Separation Date in accordance with their respective terms.

(b) Restrictive Covenants

(i) Nondisclosure of Confidential Information. After the Separation Date, Executive will not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business to a person who, to Executive’s knowledge, is obligated to keep such information confidential, it being understood that Executive shall be responsible hereunder for any disclosure of such information by such person) or make use of any Confidential Information (as defined below) except when required to do so by legal process, by

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any governmental agency having supervisory authority over the business of the Company or any of its Affiliates (as defined in the Employment Agreement) or by any administrative or legislative body (including a committee thereof) that requires Executive to divulge, disclose or make accessible such information. If Executive is so ordered, to divulge Confidential Information, he will give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.

(ii) Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means information concerning the business of the Company or any Affiliate relating to any of its or their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of Confidential Information is information (i) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (ii) regarding the Company’s business or industry properly acquired by Executive in the course of Executive’s career as an executive in the Company’s industry and independent of Executive’s employment by the Company. For this purpose, information known or available generally within the trade or industry of the Company or any Affiliate shall be deemed to be known or available to the public and not to be Confidential Information.

(iii) Nonsolicitation. Executive shall not induce or solicit, directly or indirectly, any employee of or consultant to the Company or any Affiliate to terminate such person’s employment or consulting engagement with the Company or any Affiliate during the Restricted Period.

(iv) Non-Disparagement. Executive will not disparage or ridicule any of the Releasees, or make any remarks or statements that could reasonably be construed as disparaging or ridiculing of any of the Releasees; provided, however, that the foregoing shall not prohibit Executive from giving truthful testimony in any legal or investigative proceeding pending before any agency or court of the United States or state government or in any arbitration proceeding relating to this Agreement.

(c) Remedies. If Executive commits a material breach of any of the provisions contained in Section 5, then the Company will have the right to seek injunctive relief. Executive acknowledges that such a breach of Section 5 could cause irreparable injury and that money damages may not provide an adequate remedy for the Company. Nothing contained herein will prevent Executive from contesting any such action by the Company, among other reasons, on the ground that no violation or threatened violation of Section 5 has occurred.

6. Compliance with Agreement; Return of Property. Executive acknowledges and agrees that as a condition precedent to the payment of the Total Separation Payment Amount and any Separation Payment, from the date of execution of this Agreement by Executive through each applicable payment date, (a) Executive must comply and remain in compliance with all of Executive’s obligations under this Agreement and all of Executive’s obligations under the Surviving Covenants; and (b) by the Separation Date, must return to the Company all Company documents (whether prepared by the Company, the Company’s affiliates, the Executive, or a third party) in any form including, but not limited to, electronic, digital, and paper form (and all

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copies thereof) and other Company property which the Executive has had in Executive’s possession or under Executive’s control. Executive agrees not to keep any Company documents in Executive’s possession or under Executive’s control, re-create any Company documents, or deliver any Company documents to any third party. The items that fall within the scope of this Section 6 are defined broadly to include, but are not limited to, any materials relating to the Company or any of its subsidiaries or affiliates or any of their businesses or property, including, but not limited to, files, notes, drawings, charts, graphs, lists, databases, database entries or reports (including any entries, information, or reports from the Searcher database), compilations of information, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, personal digital assistants, mobile telephones, electronic storage devices, credit cards, entry cards, identification badges and keys); and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Executive represents and warrants that Executive has not retained, or delivered to any person or entity (including Executive by means of a Company or personal or other non-Company e-mail account owned or used by Executive), copies of any items that fall within the scope of this Section 6 or permitted any copies of such materials to be made by any other person or entity.

7. Cooperation in Proceedings. Executive will cooperate with the Company following the Separation Date by making himself reasonably available to the Company or any Affiliate in connection with any internal or external investigation as well as any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to reasonably assist the Company or any such Affiliate in any such action, suit, or proceeding including by providing information and meeting and consulting with the Board of Directors of the Company or its representatives or counsel, or representatives or counsel to the Company or any such Affiliate, as reasonably requested by the Company. The Company will reimburse Executive for all expenses reasonably incurred by Executive in connection with Executive’s provision of such assistance (including the fees of any counsel that may be retained by Executive).

8. Indemnification. The Company will indemnify Executive and hold Executive harmless to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Company’s Board of Directors to the extent not inconsistent with applicable law, rule or regulation, against all costs, expense, liability and loss reasonably incurred or suffered by Executive in connection with his services to the Company, except to the extent attributable to Executive’s gross negligence or fraud. The Company will advance to Executive all reasonable costs and expenses to be incurred by Executive in connection with a proceeding described in the preceding sentence within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. In addition, the Company shall be entitled to assume the defense of the Executive with counsel selected by the Company in any matter for which the Executive is entitled to indemnification or reimbursement of expenses pursuant to Section 7. In the event that the Company assumes the defense with respect to any claim by any Person (as defined below) against the Company (a “Third Party Claim”), Executive shall agree to any settlement, compromise or discharge of such matter that the Company may recommend and that by its terms obligates the Company to pay the full amount of the liability in connection with such claim, and which releases the Executive completely in connection with such claim, provided that such settlement, compromise or discharge (i) does not

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impose any equitable or other non-monetary remedies or obligations on the Executive but involves solely the payment of money damages for which the Executive will be indemnified hereunder and (ii) does not involve a finding or admission of wrongdoing or any violation of law. Whether or not the Company assumes the defense with respect to any Third Party Claim, Executive shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Company’s prior written consent.

9. General Release. Except for those obligations of Company under this Agreement, Executive, on behalf of Executive and Executive’s dependents, successors, heirs, assigns, agents, and executors (collectively, the “Releasors”), hereby releases and discharges and covenants not to sue, to the maximum extent permitted by law, the Company and its predecessors, successors, subsidiaries, parents, branches, divisions, and other affiliates, and each of their current and former directors, officers, employees, shareholders, representatives, attorneys, successors and assignees, past and present, and each of them (individually and collectively, “Releasees”) from and with respect to any and all claims, wages, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, concealed or hidden (collectively, “Claims”), of any kind whatsoever, including, without limitation, any Claims arising out of or in any way connected with Executive’s employment relationship with or separation from, Company, any Claims for severance pay, bonus or similar benefit, sick leave, pension, retirement, vacation pay, life insurance, health or medical insurance or any other fringe benefit, any benefits arising from any ERISA benefit plan, workers’ compensation or disability, and any other Claims resulting from any act or omission by or on the part of Releasees committed or omitted prior to the Separation Date, including by way of example only, any Claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and the rules and regulations promulgated thereunder (“ADEA”), the Family and Medical Leave Act, the California Fair Employment and Housing Act, or any other federal, state or local law, regulation or ordinance. This release does not prevent Executive from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that Executive waives any right to receive any monetary award resulting from such a charge or investigation, including, without limitation, interest, penalties, fines, and attorneys’ fees.

10. ADEA Waiver. Executive expressly acknowledges and agrees that, by entering into this Agreement, Executive is knowingly and voluntarily waiving any and all rights or claims that Executive may have arising under the ADEA, which have arisen on or before the effective date of the Agreement. Executive further expressly acknowledges and agrees that:

(a) in return for the releases provided for in this Agreement, Executive will receive value beyond that which Executive was already entitled to receive before entering into this Agreement;

(b) Executive was advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c) Executive has been given a period of 21 days within which to consider this Agreement before signing it, and that in the event Executive executes the Agreement before the full 21 days, Executive does so knowingly and voluntarily and with the intention of waiving any remaining time in that 21 day period; and

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(d) Executive was informed that he has seven days following the date of execution of this Agreement in which to revoke the Agreement (the “Revocation Period”). This Agreement shall not become effective or enforceable until the Revocation Period has expired and Executive has not revoked the Agreement. To be effective, such revocation must be in writing and hand delivered to the persons identified in Section 13 below within the Revocation Period.

Nothing herein shall prevent Executive from seeking a judicial determination as to the validity of the release provided in this Agreement, with regard to age discrimination claims consistent with the ADEA.

11. California Civil Code Section 1542. The Executive’s release of Claims set forth in this Agreement is intended to be effective as a bar to all Claims as stated therein, whether known and unknown. Accordingly, Executive hereby expressly waives any rights and benefits, including those which Executive does not know or suspect to exist in Executive’s favor at the time of executing this release, which if known by Executive might have materially affected Executive’s decision to enter into this Agreement with the Company. Executive expressly waives Executive’s rights under Section 1542 of the California Civil Code which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

12. No Claims Assigned or Filed. Executive represents and warrants that Executive has not assigned or transferred to any person, firm or non-governmental entity (a “Person”) not a party to this Agreement any of the Claims released pursuant this Agreement. Executive further represents and warrants that neither Executive nor any person, firm or entity acting on Executive’s behalf or for Executive’s benefit has filed any complaints, charges, or lawsuits with any court or government agency, or commenced any arbitration proceeding, relating to any of the Claims released pursuant to this Agreement.

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13. Notices. Any notices, requests, or other communications provided for by this Agreement shall be in writing and shall be deemed to have been given at the time when mailed by Federal Express or overnight delivery, return receipt requested, and addressed to the address of the respective party stated below or to such changed address as such party may have fixed by like notice similarly given:

To Company:	Linda L. Hyman Senior Vice President – Global Human Resources Korn/Ferry International 1900 Avenue of the Stars Suite 2600 Los Angeles, California 90067

To Executive:	Michael DiGregorio

14. Application of Section 409A. Notwithstanding any inconsistent provision of this Agreement, to the extent the Company determines in good faith that (i) one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement in connection with Executive’s termination of employment would constitute deferred compensation subject to the rules of Internal Revenue Code Section 409A (“Section 409A”), and (ii) that Executive is a “specified employee” under Section 409A, then only to the extent required to avoid the Executive’s incurrence of any additional tax or interest under Section 409A, such payment or benefit will be delayed until the date which is six (6) months after Executive’s “separation from service” within the meaning of Section 409A. The Company and Executive agree to negotiate in good faith to reform any provisions of this Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A, if the Company deems such reformation necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any such interest and penalties. Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Agreement, nor the obligation of the Company to pay interest on any payments delayed for the purposes of avoiding a violation of Section 409A.

15. Reimbursement of Legal Fees. The Company will reimburse Executive, after receipt of documentation thereof, for reasonable fees and expenses of Executive’s legal counsel incurred by Executive in connection with the review and negotiation of this Agreement, up to a maximum of $5,000.

16. Miscellaneous. This Agreement shall be governed by, interpreted under and enforced, in accordance with the laws of the State of California, excluding such state’s conflict of laws principles. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application and, therefore, the provisions of this Agreement are declared to be severable. This Agreement and the attached exhibits constitute the entire Agreement of the parties and supersedes all prior negotiations and all agreements, whether written or oral. For the avoidance of doubt, the Executive shall remain subject to the Korn/Ferry International Clawback Policy. This Agreement may be modified only by a writing signed by all of the parties to this Agreement. No waiver of any provision in this Agreement shall be binding unless in writing and signed by the party waiving the breach. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. This Agreement is binding on and enforceable against the heirs, successors and assigns of Executive and the Company. This Agreement is not and shall not be construed as an indication that the Company or Executive may have engaged in any wrongful conduct. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic and facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

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17. Agreement Freely Entered Into. Executive has read and understands this Agreement and voluntarily signs it without coercion, acknowledging that the benefits described in this Agreement are adequate and the only consideration for this Agreement. Executive confirms that no promise or inducement not contained herein has been offered or made to cause the Executive to sign this Agreement. Executive also acknowledges that the Company has advised the Executive that Executive has the right and opportunity to have Executive’s own legal counsel review this Agreement and represent Executive in connection with this Agreement, and that the Company has also recommended that the Executive so engage Executive’s own legal counsel in connection with this Agreement. If Executive has elected not to engage Executive’s own legal counsel in connection with this Agreement, Executive acknowledges, represents and warrants that such election was made by Executive alone, in Executive’s discretion, and without any coercion or pressure from the Company. The undersigned Executive declares under penalty of perjury that the foregoing is true and correct.

EXECUTED as of February 17, 2012, at Los Angeles, California.

KORN/FERRY INTERNATIONAL		EXECUTIVE

By:	Peter L. Dunn	/s/ Michael DiGregorio
Michael DiGregorio

Its:	General Counsel

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ACKNOWLEDGMENT AND WAIVER

I, Michael DiGregorio, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED on February 17, 2012, at Los Angeles, California.

/s/ Michael DiGregorio
Michael DiGregorio

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Exhibit A

Award Type	Exercise Price Per Share	Total Shares Subject to Awards	Shares Vested Prior to Separation Date	Shares Unvested as of Separation Date	Shares Subject to Accelerated Vesting/Payout	Shares Forfeited
Stock Option	$11.60	54,600	27,300	27,300	13,650	13,650

Restricted Stock	n/a	20,640	3,200	17,440	5,160	12,280

Performance Shares	n/a	20,640	0	20,640	16,876	3,764

Exhibit B

KORN/FERRY INTERNATIONAL

AGREEMENT TO PROTECT CONFIDENTIAL INFORMATION

Purpose of this Agreement

The Korn/Ferry International (“K/FI”) information databases and company records are extremely valuable assets of K/FI’s business and are accorded the legal protection applicable to a company’s trade secrets. K/FI has made substantial investments in new technology to make these information databases more readily available to its personnel and other persons with whom it contracts for services. K/FI therefore needs to make certain that all persons with access to such information understand their obligations to keep such information confidential, and to contribute back to the database information they discover, develop or modify.

I. AGREEMENTS

You agree:

•	to keep the Confidential Information private and use it only in connection with your work at K/FI and its subsidiaries and affiliates;

•	to not disclose, use or copy the Confidential Information except as required in connection with your work at K/FI and its subsidiaries and affiliates;

•	to prevent others outside the company from improperly obtaining access to, copying, disclosing or using the Confidential Information;

•	to immediately notify the K/FI Corporate Office of any information that leads you to believe that any person inside or outside K/FI is inappropriately using or disclosing any Confidential Information;

•	to provide K/FI with all client, candidate and prospect information and other New Information you develop in accordance with K/FI’s policies, practices and reporting requirements;

•

to deliver to K/FI management all materials and records in any media (including any copies) containing the Confidential Information upon termination of your employment or other engagement with K/FI; and

•	that all New Information belongs exclusively to K/FI.

You agree that K/FI cannot fully recover in damages the value of what K/FI may lose as a result of a breach of this agreement, and therefore, that K/FI can obtain a court order personally restraining and enjoining you from violating this agreement, in addition to all other available remedies. You are entering into this agreement in consideration of your new or continued employment or other engagement with K/FI and your being given access to the Confidential Information.

Employee Signature*	Name (please print)

Date

Accepted by Korn/Ferry International by:

*PLEASE ALSO INITIAL THE NEXT PAGE

Agreement to Protect Confidential Information (10/2003)

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II. DEFINITIONS

This agreement is based upon the following definitions:

Confidential Information means all proprietary and confidential information disclosed or made available by K/FI to you, including but not limited to:

•	Client lists, client prospects, and business development information

•	Company lists, profiles and reports, position specifications, salary structures, and engagement information

•	Source lists, executive lists, and candidate lists, profiles and reports

•	Candidate resumes, appraisals, compensation information, and reference reports

•	Search execution methodologies

•	Training and research materials and methodologies

•	K/FI’s international structure, operations, pricing, financial and personnel information

•	K/FI information systems design and procedures

•	All other proprietary and confidential information

New Information you develop related to your work while in the employment of or engaged by K/FI is also considered Confidential Information, and includes but is not limited to:

•	Client and candidate prospect lists

•	Interview and reference notes

•	Contact information

•	Client and candidate information

•	Client and candidate prospect information

•	Source lists and executive lists

•	Research materials

•	Business development information

•	All other proprietary and confidential information

Confidential Information does not include any information which:

•	Is or becomes available to the public through no breach of this agreement;

•	Was known by you prior to your employment or engagement with K/FI without any obligation to hold it in confidence;

•	Was received from a third party free to disclose such information without restriction;

•	Is approved for release in writing by K/FI subject to whatever conditions K/FI may impose;

•	Is required by law or regulation to be disclosed, but only to the extent necessary and only for the purpose required; or

•

Is disclosed in response to a valid order of a court or other governmental body, but only to the extent necessary and for the purpose required; however, you must first notify K/FI corporate management of the order and permit K/FI to seek an appropriate protective order against public disclose of such information.

Employee Initials	Date

Agreement to Protect Confidential Information (10/2003)

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EXHIBIT C

EMPLOYMENT AGREEMENT

BETWEEN

KORN/FERRY INTERNATIONAL

AND

MICHAEL DiGREGORIO

TABLE OF CONTENTS

Page

1. Employment	1

2. At-Will Employment	1

3. Position, Duties and Responsibilities	1

4. Annual Compensation	1

(a) Base Salary	1
(b) Annual Cash Incentive Award	2
(c) Equity Incentive Program	2

5. Employee Benefit Programs and Perquisites	3

(a) General	3
(b) Reimbursement of Business Expenses	3
(c) Conditions of Employment	3

6. Termination of Employment	3

(a) Death	3
(b) Disability	4
(c) Termination by the Company for Cause or Voluntary Termination by Executive	4
(d) Termination by the Company Without Cause or by Executive for Good Reason Prior to Change in Control or More Than 12 Months After a Change in Control	4
(e) Following a Change in Control, Termination by the Company Without Cause or by Executive for Good Reason	5
(f) Certain Additional Payments by the Company
(g) Other Programs	7
(h) Conditions to Receipt of Benefits Under Section 6	7
(i) Certain Definitions	7

7. Application of Section 409A	8

8. No Mitigation; No Offset	9

9. Confidential Information; Cooperation with Regard to Litigation	9

(a) Nondisclosure of Confidential Information	9
(b) Definition of Confidential Information	9
(c) Cooperation in Litigation	10

10. Nonsolicitation	10

11. Remedies	10

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TABLE OF CONTENTS

(continued)

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EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of April 30, 2009, by and between KORN/FERRY INTERNATIONAL, a Delaware corporation with its principal offices in Los Angeles, California (the “Company”), and MICHAEL DiGREGORIO, an individual (the “Executive”) and will, subject to Section 2, become effective on the Start Date.

1. Employment. Subject to Section 2, the Company agrees to employ Executive and Executive agrees to be employed by the Company upon the terms and conditions set forth in this Agreement.

2. At-Will Employment. Subject to the satisfactory completion (in the Company’s sole determination) of the Company’s background screening process of the Executive, Executive’s employment under this Agreement will begin on June 1, 2009 (the “Start Date”), unless otherwise mutually agreed by the Company and Executive; provided that in the event the background screening process of the Executive referred to above is not satisfactorily completed (in the Company’s sole determination), the Company may deliver written notice to the Executive of the Company’s termination of this Agreement, and upon the delivery of such written notice to Executive this Agreement shall terminate without liability to either party and will be of no force or effect. Subject to compliance with this Agreement, the Company may terminate Executive’s employment, with or without Cause (as defined in Section 6(i) of this Agreement), for any reason or no reason and with or without advance notice. Executive may terminate his employment at any time, for any or no reason, with or without Good Reason (as defined in Section 6(i) of this Agreement) upon thirty (30) days advance written notice to the Company.

3. Position, Duties and Responsibilities. Executive will serve as Executive Vice President and Chief Financial Officer with duties and responsibilities customary to such offices and shall report to the Company’s Chief Executive Officer (the “CEO”). At the request of the CEO, Executive will serve as an officer or director of the Company’s subsidiaries and other affiliates without additional compensation. Executive will devote substantially all of Executive’s business time and attention to the performance of Executive’s obligations, duties and responsibilities under this Agreement. Subject to Company policies applicable to senior executives generally, and with the specific approval of the Board, Executive may engage in personal, charitable, professional and investment activities, including serving on the board of directors of other companies or entities, to the extent such activities do not conflict or interfere with Executive’s obligations to, or Executive’s ability to perform the normal duties and functions of Executive pursuant to this Agreement.

4. Annual Compensation. In consideration of Executive’s services to the Company pursuant to this Agreement, Executive’s annual compensation shall be as follows:

(a) Base Salary. Executive shall be entitled to receive a base salary of $39,583.33 per month (his “Base Salary”) ($475,000 on an annualized basis) (such annualized amount, his “Annual Base Salary”), paid in accordance with the Company’s regular payroll practices. The CEO, acting in its discretion, may increase (but may not decrease) Executive’s

Base Salary at any time, unless the CEO concludes that an across-the-board reduction in compensation is required for all executive officers of the Company, in which case Executive’s compensation shall be ratably reduced, provided, however, that no such across-the-board reduction instituted within six (6) months of the Start Date shall be applicable to Executive.

(b) Annual Cash Incentive Award. Executive will participate in the Company’s annual cash incentive plan established for senior executives with an annual target cash award equal to 75% of Executive’s Annual Base Salary, with the ability to earn additional amounts up to a maximum cash award equal to 150% of Executive’s Annual Base Salary. Executive’s annual cash incentive award will be payable at such time as annual cash incentive awards are paid to executive officers generally, but not later than 120 days after the end of the fiscal year for which such award is earned. The annual performance targets for the cash award shall be set by the Board and/or the Compensation Committee of the Board (the “Compensation Committee”) prior to the commencement of each fiscal year of the Company.

(1) For FY2010 (May 1, 2009 through April 30, 2010), Executive will receive a guaranteed cash incentive award of no less than $225,000. The guaranteed amount of $225,000 will be paid in twenty-four (24) equal semi-monthly installments, with each installment contingent upon Executive’s continued active and full-time employment in good standing as of each such installment date. Should Executive’s actual annual cash incentive award for FY2010 exceed the guaranteed amount of $225,000, the additional amount shall be paid as set forth in Section 4(b) above.

(c) Equity Incentive Program. Executive shall be awarded, subject to the approval of the Board, equity incentives with respect to shares of the Company’s common stock (“Shares”), which shall be granted under an equity compensation plan of the Company as may be in effect from time to time. Such annual equity incentives shall be awarded at the same time annual option grants are awarded to the Company’s other executive officers, beginning with grants attributable to performance for the firm’s 2010 fiscal year. The terms of any equity incentives granted shall be set by the Board or the Compensation Committee.

(1) Executive shall receive a one-time stock option award subject to the discretion of and approval by the Board and /or Compensation Committee, with a target grant value of 75% of Executive’s base salary. Such grant will vest in four installments on the 1 st , 2 nd , 3 rd , and 4 th anniversary of the effective date of the grant, in each case subject to Executive’s continuous active full-time employment with the Company. The Stock Options award will be issued effective on the later of the start date or the date it is approved by the Board and /or Compensation Committee. Other terms of such grant shall be set by the Board and/or the Compensation Committee.

(2) Executive shall be eligible to receive an award of performance shares (“Performance Shares”), with a target grant value of 37.5% of Executive’s Annual Base Salary (as determined by the Board and/or the Compensation Committee) which will be earned at the end of, and based on the Company’s performance during, a performance period of 3 years (the “ Performance Period “). Other terms of such performance shares grant shall be set by the Board or the Compensation Committee.

(3) Executive shall be eligible to receive an annual grant of restricted stock and/or stock options, subject to the discretion of and approval of the Board and/or the Compensation Committee, with a target grant value of 37.5% of Executive’s Annual Base Salary (as determined by the Board and/or the Compensation Committee). Such grant will vest in four installments on the 1 st , 2 nd , 3 rd , and 4 th anniversary of the effective date of the grant, in each case subject to Executive’s continuous employment with the Company. Other terms of such restricted stock grant shall be set by the Board and/or the Compensation Committee.

5. Employee Benefit Programs and Perquisites.

(a) General. Executive will be entitled to participate in such retirement or pension plans, group health, long term disability and group life insurance plans, and any other welfare and fringe benefit plans, arrangements, programs and perquisites sponsored or maintained by the Company from time to time for the benefit of its senior executives generally, including four weeks paid vacation and three weeks paid sick leave.

(b) Reimbursement of Business Expenses. Executive is authorized to incur reasonable expenses in accordance with the Company’s written policy in carrying out Executive’s duties and responsibilities under this Agreement. The Company will promptly reimburse Executive for all such expenses that are so incurred upon presentation of appropriate vouchers or receipts, subject to the Company’s expense reimbursement policies applicable to senior executive officers generally.

(c) Car Allowance. The Company shall pay to Executive a car allowance of $450 per month.

(d) Conditions of Employment. Executive’s place of employment will be at the Company’s corporate headquarters in Los Angeles, California, subject to the need for reasonable business travel. The conditions of Executive’s employment, including, without limitation, office space, office appointments, secretarial, administrative and other support, will be consistent with Executive’s status as Chief Financial Officer of the Company.

6. Termination of Employment.

(a) Death. If Executive’s employment with the Company terminates by reason of Executive’s death, then the Company will pay to Executive’s estate Executive’s “Accrued Compensation” (as defined in Section 6(i)) within the time period permitted by applicable law, and all outstanding stock options and other equity-type incentives held by Executive (but expressly excluding Performance Shares) and all of Executive’s benefits under the Executive Capital Accumulation Plan at the time of Executive’s death will become fully vested and shall remain exercisable until the earlier of (A) the date that is two (2) years after the date of Executive’s death or (B) its originally scheduled expiration date. Additionally, Executive’s estate shall be entitled to a pro rata portion of Executive’s target annual cash incentive award established for the fiscal year in which Executive’s employment terminates due to death (based on the proportion that the number of days of Executive’s actual service to the Company during such fiscal year bears to the number of days in such fiscal year). Executive’s estate shall also be entitled to receive the number of Performance Shares that would have been earned if Executive had served the Company for the entire Performance Period and the Company’s performance during such period had been the target performance for the Performance Period. To the extent Executive’s covered dependent(s) continue to participate in the Company’s group health plan(s) after Executive’s death pursuant to COBRA, the Company will provide reimbursement of COBRA coverage premiums paid by Executive’s covered dependent(s) so that such covered dependent(s) enjoy coverage at the same benefit level and to the same extent and for the same effective contribution, if any, as participation is available to other executive officers of the Company, for as long as such coverage is available under COBRA.

(b) Disability. If the Company terminates Executive’s employment by reason of Executive’s Disability (as defined in Section 6(i)), then the Company will pay to Executive his Accrued Compensation within the time period permitted by applicable law and all outstanding stock options and other equity-type incentives (but expressly excluding Performance Shares) held by Executive and all of Executive’s benefits under the Executive Capital Accumulation Plan at Executive’s termination date will become fully vested and shall remain exercisable until (i) in the case of an option, incentive or benefit granted prior to the Start Date, until its originally scheduled expiration date; or (ii) in the case of an option, incentive or benefit granted after the Start Date, the date that is the earlier of (A) two (2) years after the date Executive’s employment terminates and (B) its original scheduled expiration date. Additionally, Executive shall be entitled to a pro rata portion of Executive’s target annual cash incentive award established for the fiscal year in which Executive’s employment terminates due to disability (based on the proportion that the number of days during such fiscal year prior to the date of termination bears to the number of days in such fiscal year). Executive shall also be entitled to receive the number of Performance Shares that would have been earned if Executive had served the Company for the entire Performance Period and the Company’s performance during such period had been the target performance for the Performance Period. To the extent Executive and/or Executive’s covered dependent(s) continue to participate in the Company’s group health plan(s) pursuant to COBRA after Executive’s termination of employment by reason of Disability, the Company will provide reimbursement of COBRA coverage premiums paid by Executive and Executive’s dependent(s) so that Executive and Executive’s covered dependent(s) enjoy coverage at the same benefit level and to the same extent and for the same effective contribution, if any, as participation is available to other executive officers of the Company, for as long as such coverage is available under COBRA.

(c) Termination by the Company for Cause or Voluntary Termination by Executive. If (i) the Company terminates Executive’s employment for Cause (as defined in Section 6(i)), or (ii) Executive voluntarily terminates Executive’s employment without Good Reason (as defined in Section 6(i)), then the Company shall pay to Executive Accrued Compensation through the date Executive’s employment terminates within the time period permitted by applicable law.

(d) Termination by the Company Without Cause or by Executive for Good Reason Prior to Change in Control or More Than 12 Months After a Change in Control. If Executive’s employment is terminated prior to a “Change in Control” (as defined in Schedule A), or more than 12 months after the date on which a Change in Control occurs, (i) by the Company without Cause and for a reason other than Executive’s Death or Disability, or (ii) by

Executive for Good Reason, then the Company shall pay to Executive within the time period permitted by applicable law Executive’s Accrued Compensation and a pro rata portion of Executive’s target annual cash incentive award established for the fiscal year in which Executive’s employment terminates (based on the number of days of Executive’s actual service to the Company during such fiscal year), and

(1) the Company shall pay to Executive cash payment equal to one (1) time Executive’s then current Annual Base Salary, payable in equal monthly installments over a period of twelve (12) months after the date Executive’s employment terminates;

(2) for up to eighteen (18) months after such termination, to the extent Executive and/or Executive’s covered dependent(s) continue to participate in the Company’s group health plan(s) pursuant to COBRA after Executive’s termination of employment, the Company will provide reimbursement of COBRA coverage premiums paid by Executive and Executive’s covered dependent(s) so that Executive and Executive’s covered dependent(s) enjoy coverage at the same benefit level and to the same extent and for the same effective contribution, if any, as participation is available to other executive officers of the Company;

(3) all outstanding stock options and other equity-type incentives held by Executive and all of Executive’s benefits under the Executive Capital Accumulation Plan at the time of Executive’s termination (but expressly excluding Performance Shares) that would have vested in the twelve (12) months following the date Executive’s employment terminates (in each case, as if such options, incentives and benefits permitted proportionate vesting in monthly increments rather than any longer increment) will become fully vested as of the date Executive’s employment terminates and shall remain exercisable until the date that is the earlier of (x) two (2) years after the date Executive’s employment terminates and (y) its originally scheduled expiration date; and

(4) Executive shall receive a number of Performance Shares equal to the product of (A) the Performance Shares that would have been earned if Executive had served the Company for the entire Performance Period and the Company’s performance during such period had been the target performance for the Performance Period, and (B) a fraction, (x) the numerator of which fraction shall be the sum of (i) the number of days of Executive’s employment during the Performance Period and (ii) 365 (provided that the numerator shall not exceed the number of days in the Performance Period) and (y) the denominator of which fraction shall be the number of days in the Performance Period.

(e) Following a Change in Control, Termination by the Company Without Cause or by Executive for Good Reason. If a Change in Control occurs and, within 12 months after the date on which the Change in Control occurs, Executive’s employment is terminated (i) by the Company without Cause or (ii) by Executive for Good Reason, then the Company shall pay to Executive within the time period permitted by applicable law Executive’s Accrued Compensation and a pro rata portion of Executive’s target annual cash incentive award established for the fiscal year in which Executive’s employment terminates (based on the number of days of Executive’s actual service to the Company during such fiscal year), and

(1) the Company shall pay to Executive cash payment equal to one and one-half times Executive’s then current Annual Base Salary, payable in equal monthly installments over a period of twelve (12) months after the date Executive’s employment terminates;

(2) for up to eighteen (18) months after such termination, to the extent Executive and/or Executive’s covered dependent(s) continue to participate in the Company’s group health plan(s) pursuant to COBRA after Executive’s termination of employment, the Company will provide reimbursement of COBRA coverage premiums paid by Executive and Executive’s dependent(s) so that Executive and Executive’s covered dependent(s) enjoy coverage at the same benefit level and to the same extent and for the same effective contribution, if any, as participation is available to other executive officers of the Company; for the six (6) months thereafter, if continuing coverage under the Company’s group health plan(s) is not available under COBRA, upon the written request of Executive at any time prior to or during such six (6) month period, the Company will seek to secure continuing coverage for Executive and/or Executive’s covered dependent(s) under the Company’s group health plan(s), or if such coverage is unavailable, substantially similar coverage through an alternative health plan provider, and in either case, if such coverage is obtained, the Company will reimburse Executive and Executive’s covered dependent(s) for a portion of the cost of such coverage equal to the amount that the Company would have paid Executive and Executive’s covered dependents had Executive and Executive’s covered dependent(s) been eligible for COBRA coverage and the Company was obligated to provide reimbursement of COBRA coverage premiums paid by Executive and Executive’s dependent(s) so that Executive and Executive’s covered dependent(s) could enjoy coverage at the same benefit level and to the same extent and for the same effective contribution, if any, as participation is available to other executive officers of the Company;

(3) all outstanding stock options and other equity-type incentives held by Executive and all of Executive’s benefits under the Executive Capital Accumulation Plan at the time of Executive’s termination (but expressly excluding Performance Shares) will become fully vested and shall remain exercisable until the date that is the earlier of (x) two (2) years after the date Executive’s employment terminates and (y) its originally scheduled expiration date;

(4) Executive shall receive a number of Performance Shares equal to the product of (A) the Performance Shares that would have been earned if Executive had served the Company for the entire Performance Period and the Company’s performance during such period had been the Company’s actual performance for the entire Performance Period, and (B) a fraction, (x) the numerator of which fraction shall be the number of days between the start of the Performance Period and the effective date of the Change in Control and (y) the denominator of which fraction shall be the number of days in the Performance Period.

(5) Executive shall receive a number of Performance Shares equal to the product of (A) the Performance Shares that would have been earned if Executive had served the Company for the entire Performance Period and the Company’s performance during such period had been the target performance for the Performance Period, and (B) a fraction, (x) the numerator of which fraction shall the number of days between the effective date of the Change in Control and the end of the Performance Period and (y) the denominator of which fraction shall be the number of days in the Performance Period.

(f) Other Programs. Except as otherwise provided in this Agreement, Executive’s entitlements under applicable plans and programs of the Company following termination of Executive’s employment will be determined under the terms of those plans and programs.

(g) Conditions to Receipt of Benefits Under Section 6. Notwithstanding anything in this Agreement to the contrary, other than the payment of Executive’s Accrued Compensation through the date of termination of Executive’s employment, Executive shall not be entitled to any payments or benefits under this Section 6 unless and until Executive (or the representative of Executive’s estate, in the case of termination due to Executive’s death), executes and delivers to the Company, within forty-five (45) days of the date of termination of Executive’s employment, a unilateral general release of all known and unknown claims against the Company and its officers, directors, employees, agents and affiliates in a form acceptable to the Company, and such release becomes fully effective and irrevocable under applicable law. Additionally, Executive shall not be entitled to payments and benefits under this Section 6 on or after the date, if any, during the twelve (12) months following the date Executive’s employment terminates (the “Restricted Period”), that Employee (1) breaches or otherwise fails to comply with any of Executive’s obligations under Section 9(a) (Nondisclosure of Confidential Information) or Section 10 (Nonsolicitation) under this Agreement, or (2) Executive elects to, directly or indirectly, (a) own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of any of the following: Heidrick & Struggles, Manpower, Kelly Services, Spencer Stuart, Russell Reynolds, Egon Zender and/or Spherion (each a “Listed Entity” ) provided that the foregoing shall not be applicable to the ownership of not more than 1% of the publicly traded equity securities of any of the foregoing or to the indirect ownership of any of the foregoing through the ownership of mutual funds; or (b) request or advise any of the clients, vendors or other business contacts of the Company with which Executive had contact while employed by the Company to withdraw, curtail, cancel or not increase their business with the Company. Executive agrees to notify the Company of each employment or consulting engagement he accepts during the Restricted Period (including the name and address of the hiring party) and will, upon request by the Company, describe in reasonable detail the nature of his duties in each such position.

(h) Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth herein:

(1) “Accrued Compensation” means, as of any date, the amount of any unpaid Base Salary and annual cash incentive award earned by Executive through the date of Executive’s death or the termination of Executive’s employment, plus any additional amounts and/or benefits payable to or in respect of Executive under and in accordance with the provisions of any employee plan, program or arrangement under which Executive is covered immediately prior to Executive’s death, disability or the termination of Executive’s employment (it being understood and agreed that no portion of the annual cash incentive award described in Section 4(b) shall be deemed earned unless Executive was employed with the Company as of the last day of the fiscal year to which such award applies).

(2) “Cause” shall mean (a) conviction of any felony or other crime involving fraud, dishonesty or acts of moral turpitude or pleading guilty or nolo contendere to such charges, or (b) reckless or willful behavior or conduct that causes or is reasonably likely to cause the Company material harm or injury or exposes or is reasonably likely to expose the Company to any material civil, criminal or administrative liability, or (c) any material misrepresentation or false statement made by Executive in any application for employment, employment history, resume or other document submitted to the Company, either before, during or after employment. Prior to terminating the Executive for Cause, the Company shall be required to provide Executive with 90 days advanced written notice of its intention to terminate Executive for Cause, but Executive shall be permitted to cure any performance deficiencies during such 90 day period (if the termination is not due to performance deficiencies, then the Company is permitted to put Executive on paid leave during such 90 day period).

(3) “Disability” means any medically determinable physical or mental condition or impairment which prevents Executive from performing the principal functions of Executive’s duties with the Company that can be expected to result in death or that has lasted or can be expected to last for a period of 90 consecutive days or for shorter periods aggregating 180 days in any consecutive 12 month period, with such determination to be made by an approved medical doctor. For this purpose, an approved medical doctor shall mean a medical doctor selected by the Company and Executive. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third medical doctor who shall be the approved medical doctor for this purpose.

(4) Executive shall be deemed to have “Good Reason” to terminate his employment hereunder if, without Executive’s prior written consent, (A) the Company materially reduces Executive’s duties or responsibilities as Chief Financial Officer or assigns Executive duties which are materially inconsistent with his duties or which materially impair Executive’s ability to function as Chief Financial Officer, or (B) the Company reduces Executive’s then current Base Salary or target award opportunity under the Company’s annual cash incentive bonus plan or annual stock option award program, or terminates or materially reduces any employee benefit or perquisite enjoyed by Executive (in each case, other than as part of an across-the-board reduction applicable to all executive officers of the Company), or (C) the Company fails to perform or breaches its obligations under any other material provision of this Agreement, or (D) Executive’s primary location of business is moved by more than 50 miles, or (E) the Company reduces Executive’s title of Chief Financial Officer or removes him, or (F) the Company fails to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction. Prior to terminating for Good Reason, the Executive shall be required to provide the Company with 30 days advanced written notice of his intention to terminate employment for Good Reason, but the Company shall be permitted to cure any events giving rise to such Good Reason during such 30 day period.

7. Application of Section 409A. Notwithstanding any inconsistent provision of this Agreement, to the extent the Company determines in good faith that (a) one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement in connection with Executive’s termination of employment would constitute deferred compensation subject to the rules of Internal Revenue Code Section 409A (“Section 409A”), and (b) that Executive is a “specified employee” under Section 409A, then only to the extent required to avoid the Executive’s incurrence of any additional tax or interest under Section 409A, such payment or benefit will be delayed until the date which is six (6) months after Executive’s “separation from service” within the meaning of Section 409A. The Company and Executive agree to negotiate in good faith to reform any provisions of this Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A, if the Company deems such reformation necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any such interest and penalties. Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Agreement, nor the obligation of the Company to pay interest on any payments delayed for the purposes of avoiding a violation of Section 409A.

8. No Mitigation; No Offset. Executive will have no obligation to seek other employment or to otherwise mitigate the Company’s obligations to Executive arising from the termination of Executive’s employment, and no amounts paid or payable to Executive by the Company under this Agreement shall be subject to offset for any remuneration in which Executive may become entitled from any other source after Executive’s employment with the Company terminates, whether attributable to subsequent employment, self-employment or otherwise except that subsequent employment during the term of this Agreement with an employer providing benefit plans shall result in an offset against benefits payable by the Company hereunder to the extent of the benefits paid by the new employer.

9. Confidential Information; Cooperation with Regard to Litigation.

(a) Nondisclosure of Confidential Information. During Executive’s employment and thereafter, Executive will not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business to a person who, to Executive’s knowledge, is obligated to keep such information confidential) or make use of any Confidential Information (as defined below) except in the performance of Executive’s duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or any of its Affiliates (as defined below) or by any administrative or legislative body (including a committee thereof) that requires Executive to divulge, disclose or make accessible such information. If Executive is so ordered, to divulge Confidential Information, he will give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.

(b) Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means information concerning the business of the Company or any corporation or other entity that, directly or indirectly, controls, is controlled by or under common control with the Company (an “ Affiliate “) relating to any of its or their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of Confidential Information is information (1) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (2) regarding the Company’s business or industry properly acquired by Executive in the course of Executive’s career as an executive in the Company’s industry and independent of Executive’s employment by the Company. For this purpose, information known or available generally within the trade or industry of the Company or any Affiliate shall be deemed to be known or available to the public and not to be Confidential Information.

(c) Cooperation in Litigation. Executive will cooperate with the Company, during Executive’s employment (and following Executive’s termination of employment for any reason for a period of two years thereafter), by making Executive reasonably available to testify on behalf of the Company or any Affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to reasonably assist the Company or any such Affiliate in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or any such Affiliate, as reasonably requested; provided , however , that the same does not materially interfere with Executive’s then current professional activities. The Company will reimburse Executive for all expenses reasonably incurred by Executive in connection with Executive’s provision of testimony or assistance (including the fees of any counsel that may be retained by Executive). In addition, if such assistance is provided after Executive’s termination of employment, will pay Executive a per diem rate of $2,000.

10. Nonsolicitation. Executive shall not induce or solicit, directly or indirectly, any employee of or consultant to the Company or any Affiliate to terminate such person’s employment or consulting engagement with the Company or any Affiliate during Executive’s employment under this Agreement and for a period of 12 months following the termination of Executive’s employment under this Agreement.

11. Remedies. If Executive commits a material breach of any of the provisions contained in Sections 9 and 10 above, then the Company will have the right to seek injunctive relief. Executive acknowledges that such a breach of Section 9 or 10 could cause irreparable injury and that money damages may not provide an adequate remedy for the Company. Nothing contained herein will prevent Executive from contesting any such action by the Company, among other reasons, on the ground that no violation or threatened violation of either such Section has occurred.

12. Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Agreement, other than seeking injunctive relief under Section 11, shall be resolved by binding arbitration, to be held in Los Angeles, California in accordance with the rules and procedures of the JAMS. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses, but the Company shall reimburse Executive for all reasonable costs and expenses by Executive if Executive substantially prevails in such arbitration or court proceeding. Notwithstanding the foregoing, if any applicable law requires different or additional rules or procedures to be applied in order for this Agreement to arbitrate to be enforceable, or prohibits any expense allocation provided herein, such rules or procedures shall take precedence and such prohibitions shall be a part of this Agreement to the extent necessary to render this Agreement enforceable.

13. Indemnification.

(a) Company Indemnity. If Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or any Affiliate or was serving at the request of the Company or any Affiliate as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, then the Company will indemnify Executive and hold Executive harmless to the fullest extent legally permitted or authorized by the Company’s articles of incorporation, certificate of incorporation or bylaws or resolutions of the Company’s Board to the extent not inconsistent with state laws, against all costs, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, except to the extent attributable to Executive’s gross negligence or fraud, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, officer, employee or agent of the Company or Affiliate and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company will advance to Executive all reasonable costs and expenses to be incurred by Executive in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The provisions of this section shall not be deemed exclusive of any other rights of indemnification to which Executive may be entitled or which may be granted to Executive and shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.

(b) No Presumption Regarding Standard of Conduct. Neither the failure of the Company (including its Board, independent legal counsel or shareholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under the preceding subsection (a) of this section that indemnification of Executive is proper because Executive has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or shareholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct.

(c) Liability Insurance. The Company will continue and maintain a directors and officers liability insurance policy covering Executive to the extent the Company provides such coverage for any of its other senior executive officers.

14. Effect of Agreement on Other Benefits. Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict Executive’s participation in any other employee benefit or other plans or programs in which he currently participates.

15. Expenses of Counsel for Executive. The Company shall reimburse Executive for his actual legal and other expenses incurred in connection with the negotiation, execution and delivery of this Agreement, up to a maximum of $10,000.

16. Assignment; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred to the successor of the Company or its business if the assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than Executive’s rights to compensation and benefits, which may be transferred only by will or operation of law, except as otherwise specifically provided or permitted hereunder.

17. Representations. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any Agreement between it and any other person, firm or organization. Executive represents and warrants that there is no legal or other impediment which would prohibit Executive from entering into this Agreement or which would prevent Executive from fulfilling Executive’s obligations under this Agreement.

18. Entire Agreement. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

19. Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

20. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

21. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

22. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

23. Governing Law . This Agreement shall be governed by and construed and interpreted in accordance with the laws of California without reference to principles of conflict of laws.

24. Counterparts and Facsimile . This Agreement may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement. Any such counterpart may contain one or more signature pages. A copy of this Agreement executed by any party and transmitted by facsimile shall be binding upon the parties as if executed and delivered in person.

25. Notices . Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address of the party indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company:	KORN/FERRY INTERNATIONAL
1900 Avenue of the Stars, Suite 2600
Los Angeles, CA 90067

Attention: Corporate Secretary

If to Executive:

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement on the date first above written.

The Company:	KORN/FERRY INTERNATIONAL

/s/ GARY D. BURNISON
By: Gary D. Burnison
Its: Chief Executive Officer

Executive:	MICHAEL DiGREGORIO

/s/ MICHAEL DIGREGORIO

SCHEDULE A

DEFINITION OF CHANGE IN CONTROL

For purposes of the foregoing Agreement, a “Change in Control” shall mean any of the following:

(a) an acquisition by any Person (excluding one or more Excluded Persons) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) or a pecuniary interest (as defined in Section 16a-1(a)(2) of the Exchange Act) in (either comprising “ownership of”) more than 30% of the Common Stock of the Company or voting securities entitled to then vote generally in the election of directors (“Voting Stock”) of the Company, after giving effect to any new issue in the case of an acquisition from the Company; or

(b) consummation of merger, consolidation, or reorganization of the Company or of a sale or other disposition of all or substantially all of the Company’s consolidated assets as an entirety (collectively, a “Business Combination”), other than a Business Combination (1) in which all or substantially all of the holders of Voting Stock of the Company hold or receive directly or indirectly 70% or more of the Voting Stock of the entity resulting from the Business Combination (or a parent company), and (2) after which no Person (other than any one or more of the Excluded Persons) owns more than 30% of the Voting Stock of the resulting entity (or a parent company) who did not own directly or indirectly at least that percentage of the Voting Stock of the Company immediately before the Business Combination, and (3) after which one or more Excluded Persons own an aggregate amount of Voting Stock of the resulting entity owned by any Persons who (i) own more than 5% of the Voting Stock of the resulting entity, (ii) are not Excluded Persons, (iii) did not own directly or indirectly at least the same percentage of the Voting Stock of the Company immediately before the Business Combination, and (iv) in the aggregate own more than 30% of the Voting Stock of the resulting entity; or

(c) approval by the Board of Directors of the Company and (if required by law) by shareholders of the Company of a plan to consummate the dissolution or complete liquidation of Korn/Ferry International; or

(d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new directors (excluding any new director designated by a person who has entered into an agreement or arrangement with Korn/Ferry International to effect a transaction described in clause (a) or (b) of this definition) whose appointment, election, or nomination for election was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose appointment, election or nomination for election was previously so approved (all such directors, “Incumbent Directors”), cease for any reason to constitute a majority of the Board; provided that for purposes of this clause (d), any directors elected at any time during 1999 shall be deemed to be Incumbent Directors.

Notwithstanding the above provisions in this Schedule A, no Change in Control shall be deemed to have occurred if a Business Combination, as described in paragraph (b) above, is effected and a majority of the Incumbent Directors, through the adoption of a Board resolution, determines that, in substance, no Change in Control has occurred.

The “Company” means Korn/Ferry International, a Delaware corporation, its successors, and/or its Subsidiaries, as the context requires.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Person” means

(i) the Company; or

(ii) any person described in and satisfying the conditions of Rule 13d-1(b)(1) under the Exchange Act; or

(iii) any employee benefit plan of the Company; or

(iv) any affiliates (within the meaning of the Exchange Act), successors, or heirs, descendants or members of the immediate families of the individuals identified in party (b) of this definition.

“Person” means an organization, a corporation, an individual, a partnership, a trust or any other entity or organization, including a governmental entity and a “person” as that term is used under Section 13(d) or 14(d) of the Exchange Act.

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